EXHIBIT 5.1

                          OPINION OF BARBARA P. DOWNEY

                                 April 18, 2000



Digital Courier Technologies, Inc.
136 Heber Avenue, Suite 204
Park City, Utah  84060

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

         I am in-house counsel to Digital Courier Technologies, Inc., a Delaware corporation (the "Company"), and in such capacity have examined the Company's Registration Statement on Form S-3 (the "Registration Statement"), being filed by the Company with the Securities and Exchange Commission ("Commission") on this date under the Securities Act of 1933, as amended ("Act"). The Registration Statement relates to the proposed registration for resale by a Selling
Stockholder (the "Selling Stockholder") of up to 2,250,000 shares of the Company's common stock, $.0001 par value per share, 1,250,000 of such shares which were previously acquired by the Selling Stockholder, and 1,000,000 of such shares which may be acquired by the Selling Stockholder upon the exercise of outstanding warrants to purchase common stock.

         As counsel for the Company and for purposes of this opinion, I have made those examinations and investigations of legal and factual matters I deemed advisable and have examined originals or copies, certified or otherwise identified to my satisfaction as true copies of the originals, of those corporate records, certificates, documents and other instruments which, in my judgment, I considered necessary or appropriate to enable me to render the opinion expressed below, including the Company's Certificate of Incorporation, as amended to date, the Company's Bylaws, as amended to date, and the minutes of meetings of the Company's Board of Directors and other corporate proceedings relating to the authorization and issuance of the Selling Stockholder's shares. I have assumed the genuineness and authorization of all signatures and the conformity to the originals of all copies submitted to me or inspected by me as certified, conformed or photostatic copies. Also, I have assumed the proper exercise, conversion and payment for the warrants underlying the shares being registered in the Registration Statement. Further, I have assumed the due execution and delivery of certificates representing the Selling Stockholder's shares.


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         Based upon the  foregoing,  and  relying  solely  thereon,  I am of the opinion that the Selling Stockholder's shares have been duly authorized and when
issued,   were  or  will  be  legally  and  validly   issued,   fully  paid  and
non-assessable.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            By:/s/Barbara P.Downey
                                            ----------------------
                                            Barbara P. Downey